Exhibit 99.3

THIRD QUARTER FISCAL 2024

INVESTOR QUESTIONS & ANSWERS

June 5, 2024

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

Fiscal Third Quarter 2024 Highlights

•	Consolidated net sales for the third quarter were $2.80 billion.

•	Consolidated gross profit margin for the third quarter was 15.1%.

•	Net income attributable to THOR Industries, Inc. and diluted earnings per share for the third quarter of fiscal 2024 were $114.5 million and $2.13, respectively.

•	The Company revised its full-year fiscal 2024 guidance to a consolidated net sales range of $9.8 billion to $10.1 billion, gross margin range of 13.75% to 14.0% and diluted earnings per share range of $4.50 to $4.75.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A

Market Update	3
Operations Update	3
Financial Update	6

Segment Data

Summary of Key Quarterly Segment Data – North American Towable RVs	9
Summary of Key Quarterly Segment Data – North American Motorized RVs	10
Summary of Key Quarterly Segment Data – European RVs	11

Forward-Looking Statements	12

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America

Persistent macroeconomic headwinds continue to impact retail sales in the RV industry. While we continue to believe that this impact on our market is temporary, the impact has been prolonged, and we now expect that the headwinds will continue to significantly impact our performance through our fiscal year 2024 and into our fiscal year 2025. Given the pressures on consumers, affordability continues to be an industry focus. The Recreational Vehicle Industry Association (“RVIA”) recently updated their wholesale unit shipments forecast for calendar 2024 to reflect the current softness in market demand trends. The RVIA forecast has been moderately reduced calling for a range of North American wholesale shipments of 328,900 units to 359,100 units with a median point of 344,000 units, up from the wholesale shipment total for calendar 2023 of 313,174 units, but significantly lower than both calendar year 2021 and calendar year 2022 and lower than earlier estimates for calendar year 2024. Looking ahead, the early forecast from RVIA for calendar year 2025 calls for a wholesale shipment range of 374,200 to 408,600 units, with a median point of 391,400 units, an increase of 13.8% over the median wholesale shipment total forecasted for calendar year 2024.

•	Market demand conditions in Europe

Similar to North America, European retail sales have been impacted by current macroeconomic conditions; however, we continue see relative strength in retail registrations in Europe when compared to North America. According to the European Caravan Foundation (“ECF”), total retail registrations for motorcarvans and campervans in Europe for first quarter of calendar 2024 increased by 6.4% compared to the same quarter of calendar 2023, while retail registrations for caravans decreased by 6.6% over the same periods. Retail sales of product produced by our European segment realized a growth of 24.8% during the first quarter of calendar year 2024 compared to the same quarter of calendar year 2023. In Europe, we believe that independent dealer inventory levels of Erwin Hymer Group (“EHG”) products have been restocked to normalized levels and are now generally appropriate for seasonal consumer demand during the peak selling season.

•	Order backlog

Consolidated RV backlog was $3.60 billion as of April 30, 2024. North American RV backlog was $1.67 billion as of April 30, 2024, a decrease of 17.5% compared to $2.02 billion as of April 30, 2023. European RV backlog was $1.94 billion as of April 30, 2024, a decrease of 44.3% compared to $3.47 billion as of April 30, 2023.

•	Near-term and long-term RV industry outlook in both North America and Europe

The RV industry has experienced a slowdown in retail activity as consumers have been impacted by higher interest rates, elevated unit prices, and overall inflation adversely impacting their budgets. We remain cautious about our fourth quarter of fiscal year 2024 and fiscal year 2025 as relief from macroeconomic inhibitors remains elusive. In the longer-term, we remain optimistic about the industry’s and THOR’s return to growth. Our optimism continues to be supported by strong interest in the RV lifestyle and the secular shift in our market that has occurred just prior to and since the global pandemic as the industry’s total addressable market grew materially during this time period. As we look beyond the current macroeconomic environment, we believe that the growth in the addressable market will lead to strong future years for THOR and the RV industry.

2

Q&A

MARKET UPDATE

1.	How do you characterize the outlook and focus of your North American independent dealers?

a.	Overall, our North American independent dealers remain consistent in their views with recent quarters as macroeconomic challenges persist. Faced with elevated floor plan interest rates and a soft retail environment, our dealers are understandably reticent to fill their inventory. As we look ahead to our fourth quarter, we believe dealers will remain hesitant to hold any excess inventory until a sustained positive inflection in retail demand takes hold. Consequently, we expect to see the continuation of cautious ordering patterns in the wholesale channel consisting of smaller, more frequent orders as dealers operate in a higher interest rate environment. Over the longer term, we view this as a positive development for the industry as we believe the proactive planning discussions taking place between our operating companies and independent dealer partners will result in improved long-term profitability trends across the industry. The inherent consequence of dealer prudence is better positioning for THOR and the industry as we continue to work through the prolonged macroeconomic challenges. When the adverse economic factors clear, as they inevitably will, this prudence will position THOR to perform very well as the market returns to growth.

2.	What is your current near-term outlook on the North American retail demand environment?

a.	We believe that retail demand will remain depressed through our fiscal fourth quarter and likely through the remainder of calendar 2024. Initially, we forecasted retail demand to be between 350,000 and 365,000 units for calendar year 2024. That forecast assumed some easing of the macroeconomic headwinds, primarily in the form of five to six interest rate cuts that were widely anticipated over the course of the calendar year. The lack of interest rate relief has negatively impacted retail sales. We currently model 315,000 to 325,000 retail units for calendar year 2024.

OPERATIONS UPDATE

1.	Can you comment on fiscal third quarter production and the cadence of North American wholesale shipments for the remainder of fiscal 2024?

a.	As we have communicated, we are focused on aligning our production with retail sales to avoid undesired inventory growth in the supply channel, particularly at the dealer level. Over the fiscal third quarter, our North American dealer inventories remained flat sequentially, indicating that our operating companies aligned production well with retail pull-through. Furthermore, as of April 30, 2024, North American dealer inventory levels of THOR products approximated 87,900 units compared to 113,000 as of April 30, 2023, a decrease of 22.2%.

For the full-year of fiscal 2024, we currently forecast an industry wholesale shipment range of between 315,000 and 325,000 units.

Consistent with our approach throughout the current down cycle, THOR operating companies will continue to manage production in a disciplined manner with a high level of conservatism. Our teams will also continue to work closely with our dealer partners in monitoring retail demand to ensure we respond quickly to shifts in market demand and adjust our production plans appropriately.

3

2.	In North America, you have been operating in a down-cycle environment for well over a year now and there is no clear end to the cycle at this point. Can you speak to THOR’s and its dealer partners’ wherewithal to withstand the down cycle if it continues for an extended period of time going forward?

a.	THOR’s operating model positions it to perform relatively well in any cycle, and our long history shows that not only does our model work, it is one of THOR’s core strengths, along with the talented and experienced teams we have throughout the organization to execute this model. While a down cycle will inevitably impact THOR’s top and bottom line, THOR’s operating model and conservative balance sheet strategy insulate it from significant threats from a down cycle. THOR’s market leadership position has been underpinned by its fast and flexible variable cost model and long-term focus. During down cycles, THOR operates from a position of strength given its operating model and strong liquidity and it adapts to evolving market conditions in a nimble fashion while staying steadfast in its commitment to investing in its long-term growth. This down cycle is no different than those that have come before it; THOR performs well through a challenging market because of our variable cost model, our conservative balance sheet strategy and our experienced teams.

3.	Can you comment on the third quarter fiscal 2024 performance and the outlook of THOR Industries’ European segment?

a.	The strong fiscal 2024 third quarter performance of our European segment once again demonstrated the successful efforts of our European management team to implement strategies driving favorable price-cost realization and operational efficiencies. In addition, improved chassis supply allowed us to fully complete the restocking of dealer inventory levels of motorized product and regain Motorcaravan and Campervan market share that was lost due to the disproportionate impact of shortages in chassis supply. Through the first calendar quarter of 2024, we have achieved a Motorcaravan and Campervan market share of 25.6%, an improvement upon our 20.9% market share for the full calendar year 2023.

As we enter our fourth quarter of fiscal year 2024, our European independent dealer inventory is in balance with the market, and our European segment continues to execute on operational efficiency strategies that maximize its performance. Given the current market conditions, we expect retail to soften on a year-over-year basis. Through the first calendar quarter of 2024, total retail registrations in Europe have increased by 2.6%, with registrations of Motorcaravans and Campervans increasing 6.4% while retail registrations of Caravans declined 6.6% compared to the first calendar quarter of 2023. Consequently, we expect wholesale sales to moderate in line with the softer retail environment. The softer sales environment will put pressure on our European segment’s margins as we expect fiscal fourth quarter margins to be slightly less than the strong prior-period margins.

4.	Can you comment on the weather event that impacted Airstream’s operations in the third quarter?

a.	On March 14, 2024, a weather event that included large damaging hail occurred at and around Airstream’s operations in Jackson Center, Ohio. The hail caused significant damage to the roof of the motorized production facility and also caused significant damage to the raw inventory of motorized chassis. The loss of the motorized chassis inventory impaired Airstream’s ability to produce motorized units subsequent to the weather event; however, it is expected that production will return to normal levels late in our fourth quarter once replacement chassis are received. Given the existence of appropriate and comprehensive insurance coverage, the loss did not materially impact our third quarter operating results. Looking ahead, we expect chassis supply sufficient to have Airstream operating to plan by the end of our fiscal fourth quarter.

4

5.	Your backlogs for North American Motorized orders and European orders decreased materially year over year. What caused this and is this a basis for concern?

a.	Our North American Motorized backlog has decreased by 26.7% on a year-over-year basis. The cause for this decline is a combination of the current retail market condition, elevated interest rates on our independent dealers’ floor plan financing credit facilities, and our own work with the dealers to tightly manage inventory during this down cycle. Currently, the North American Motorized backlog is approximately $925.8 million. Given the current conditions, we believe this level of backlog is appropriate. The decline is wholly attributable to current market conditions. As such, we find this level of backlog healthy and not a cause for concern.

In Europe, backlog decreased by 44.3% on a year-over-year basis. This decrease is primarily attributable to an elevated level of orders in the prior year that was driven by pent up demand created by the chassis shortage. While the drop on a year-over-year basis is significant, the current levels are appropriate for the current market conditions. For additional context, current backlog levels remain more than 180% higher than backlog levels from April 2019, prior to the impact on the supply chain caused by the global pandemic. We view the current backlog levels at our European segment to be healthy and appropriate.

Our relationships with our independent dealer partners have grown stronger as we have partnered together through this down cycle. We remain confident that as the market returns, our top and bottom lines will follow accordingly. As has been true with prior down cycles, upon return, it is our expectation that we will realize share gains. Given the current economic conditions and our relationships with our independent dealers, we are not concerned about the lower year-over-year backlogs.

5

FINANCIAL UPDATE

1.	North American Towable gross profit margin for the third quarter of fiscal year 2024 was 12.9% compared to 12.8% for the third quarter of fiscal year 2023 and 7.4% for the second quarter of fiscal year 2024. What drove this improvement in your margins? Do you foresee these margins sustaining at the same level through the fiscal fourth quarter?

a.	Our relatively strong gross margins from our North American Towable segment were driven by two key factors:
(1)	The Spring selling season brought an increase to our top line, enabling our companies to realize better operating leverage. Compared to our second quarter where our total wholesale shipments were limited to 21,958 units, our third quarter saw a material increase in wholesale shipments as we shipped 34,193 towable units to our dealer partners. Compared to the third quarter of fiscal 2023 when we shipped 29,716 towable units, our year-over-year increase for the third quarter was 15.1%. The large increase over the third quarter of fiscal year 2023 was offset by lower net sales caused by lower average selling prices and product mix trending towards lower-priced units; and

(2)	Increased retail activity driven by the selling season allowed for some moderation of promotional activity. The current quarter also benefited from our work to assist our independent dealers to reduce their inventory levels.

As we look to our fourth quarter, we anticipate lower top line sales which will impact margins from the North American Towable segment as we will lose a portion of the improved operating leverage that buoyed our fiscal 2024 third quarter margins.

2.	The North American Motorized segment’s net sales and gross margins declined materially on a fiscal year-to-date basis. Can you explain?

a.	In North America, our motorized net sales have decreased 27.4% over the first three quarters of our fiscal year 2024 when compared to the same period of fiscal year 2023. Motorized chassis continue to be elevated in price, negatively impacting affordability at a time when it is at a premium to the North American consumer. This had a material impact on both our top and bottom lines for the segment. Over the first three quarters of fiscal year 2024, our gross profit as a percentage of sales for the North American Motorized segment decreased to 11.0% from 14.5% realized in the prior-year period. The combination of the high input costs and the decrease in operating leverage drove the decline in gross margins for the segment.

We are working aggressively with our chassis manufacturers and our other suppliers to drive costs in line with current market conditions. As we gain relief from the elevated input costs, we anticipate that retail activity will pick up and the segment’s net sales and gross margins will return to more normalized levels.

6

3.	The Company revised full-year financial guidance for fiscal 2024 in its press release today. What are the key assumptions driving your updated outlook?

a.	The Company revised its full-year fiscal 2024 guidance, which now includes:
•	Consolidated net sales in the range of $9.8 billion to $10.1 billion (previously $10.0 billion to $10.5 billion)
•	Consolidated gross profit margin in the range of 13.75% to 14.0% (previously 14.0% to 14.5%)
•	Diluted earnings per share in the range of $4.50 to $4.75 (previously $5.00 to $5.50)

Consolidated Net Sales. As our independent dealer partners and retail consumers continue to navigate persistent macro pressures, namely higher interest rates and inflation, THOR remains focused on operating the business in a disciplined manner that maximizes profitability across the business cycle. We have seen more aggressive pricing from our competition which may contribute to a lower top line in the short term as we remain disciplined. As a result, we lowered our full-year fiscal 2024 consolidated net sales target primarily to reflect our continued production discipline and focus on inventory management in our North American segments. Despite our independent dealers currently operating with historically lean inventory levels, we expect to produce at levels equal to or lower than retail demand in the near-term as we believe dealers will remain hesitant to hold excess inventory until a sustained positive inflection in retail demand takes hold. The Company’s North American operating plan for fiscal 2024 was revised to reflect an industry wholesale shipment range of between 315,000 and 325,000 units with wholesale shipments slightly under-pacing retail demand. In our European segment, our top line continues to meet expectations given resilient retail activity to date in our fiscal year. Despite relatively solid retail demand in Europe, having completed restocking efforts in the second quarter of fiscal 2024, we expect a 1:1 wholesale-retail relationship and anticipate tougher year-over-year net sales comparisons for our fourth quarter of fiscal 2024 as we lap restocking volumes seen in the fourth quarter of fiscal 2023.

Consolidated Gross Profit Margin. Despite a material reduction in our consolidated top line, we have successfully maintained consolidated margin through our third quarter of fiscal year 2024 due to our continued production discipline and focus on operational efficiencies. Given the further reduction in our fiscal fourth quarter consolidated top line expectations, a moderate reduction in our full-year consolidated margin forecast is appropriate given the loss of operating leverage.

Capital Expenditures and Innovation. While we remain committed to making incremental investments in automation and innovation strategies to drive long-term growth, we have reduced our planned investments to align with our financial performance. Our current estimate of committed and internally approved capital spend for fiscal 2024 is $140.0 million, a decrease of $120.0 million from the original $260.0 million planned at the onset of fiscal 2024. Given the impact of operating leverage and incremental R&D expenses, we continue to expect SG&A to be approximately 8.0% of consolidated net sales.

Tax Rate. For fiscal 2024, we plan for our annual effective income tax rate to remain essentially flat to fiscal 2023 with an estimated range between 22.0% and 24.0% before consideration of any discrete tax items.

7

4.	The RVIA recently updated its calendar year 2024 wholesale shipment forecast for North America. Can you reconcile the RVIA’s unit shipment forecast with your revised fiscal year 2024 wholesale shipment forecast?

a.	The Company’s North American operating plan for fiscal 2024 reflects an industry wholesale shipment range of between 315,000 and 325,000 units. With a fiscal year end date of July 31, 2024, our forecast is closely aligned with the lower end of the RVIA’s projected 12-month moving total unit shipment range of between 311,100 and 324,100 units at June 30, 2024. Similar to our forecast, the RVIA expects year-over-year shipment growth throughout calendar 2024 as the industry enters its recovery and growth phase.

Also, while we note that the exact timing of accelerating unit shipment growth will ultimately depend on the timing of easing macroeconomic pressures, we are in agreement with the RVIA’s most recent calendar year 2024 forecast of between 328,900 and 359,100 units.

8

Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	% Change
North American Towable
Travel Trailers	$720,194	$679,753	5.9
Fifth Wheels	351,199	444,657	(21.0)
Total North American Towable	$1,071,393	$1,124,410	(4.7)

# OF UNITS:	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	% Change
North American Towable
Travel Trailers	28,526	22,257	28.2
Fifth Wheels	5,667	7,459	(24.0)
Total North American Towable	34,193	29,716	15.1

ORDER BACKLOG	As of April 30, 2024	As of April 30, 2023	% Change
North American Towable	$741,302	$757,127	(2.1)

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Years to Date March 31,
	2024	2023
U.S. Market	39.3%	40.9%
Canadian Market	38.9%	42.8%
Combined North American Market	39.3%	41.0%

(1) Source: Statistical Surveys, Inc., CYTD March 31, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

9

Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	% Change
North American Motorized
Class A	$211,340	$238,972	(11.6)
Class C	312,980	390,839	(19.9)
Class B	122,628	166,129	(26.2)
Total North American Motorized	$646,948	$795,940	(18.7)

# OF UNITS:	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	% Change
North American Motorized
Class A	1,040	1,206	(13.8)
Class C	2,867	3,563	(19.5)
Class B	1,057	1,434	(26.3)
Total North American Motorized	4,964	6,203	(20.0)

ORDER BACKLOG	As of April 30, 2024	As of April 30, 2023	% Change
North American Motorized	$925,829	$1,263,071	(26.7)

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Years to Date March 31,
	2024	2023
U.S. Market	48.2%	47.9%
Canadian Market	42.8%	49.6%
Combined North American Market	47.9%	47.9%

(1) Source: Statistical Surveys, Inc., CYTD March 31, 2024 and 2023.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

10

Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES:	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	% Change
European
Motorcaravan	$492,490	$394,359	24.9
Campervan	289,450	282,415	2.5
Caravan	64,379	116,412	(44.7)
Other	84,742	73,565	15.2
Total European	$931,061	$866,751	7.4

# OF UNITS:	Three Months Ended April 30, 2024	Three Months Ended April 30, 2023	% Change
European
Motorcaravan	6,601	5,339	23.6
Campervan	6,194	5,694	8.8
Caravan	2,568	4,560	(43.7)
Total European	15,363	15,593	(1.5)

ORDER BACKLOG	As of April 30, 2024	As of April 30, 2023	% Change
European	$1,935,119	$3,474,324	(44.3)

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Years to Date March 31,
	2024	2023
Motorcaravan and Campervan (2)	25.6%	20.0%
Caravan	17.5%	18.0%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD March 31, 2024 and 2023. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

11

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law (including recent and pending tax-law changes implementing new, widely adopted "Pillar II" tax principles) and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations (including the Securities and Exchange Commission's ("SEC") final climate rules and litigation regarding its enforceabilty) in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2024 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2023.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

12